Exhibit 99.1

Jaguar Health Provides Fourth Quarter 2018 Commercial Sales Updates

Napo Pharmaceuticals, Inc., Jaguar’s Wholly-owned Human Health Subsidiary, Expected to Achieve 40% Net Sales Growth for Mytesi® (Crofelemer) in Q4’18 Versus Q3’18

SAN FRANCISCO, CA / January 7, 2019 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), a commercial stage pharmaceutical company focused on developing novel, sustainably derived gastrointestinal products on a global basis, announced Commercial Sales updates today for the fourth quarter ended December 31, 2018.

Human health commercial highlights for the three-month period ended December 31, 2018:

•                  Mytesi net sales in Q4’18 expected to exceed Q3’18 net sales by 40%

•                  Mytesi gross sales in Q4’18 expected to exceed Q3’18 gross sales by 37%

•                  Q4’18 Mytesi gross and net sales expected to exceed Q4’17 gross and net sales by approximately 136% and approximately 123%, respectively

Although financial figures for the fourth quarter of 2018 have not yet been audited, the Company expects Mytesi gross sales for the fourth quarter to be approximately $2.18 million, and Mytesi net sales to be approximately $1.55 million, representing growth of 37% and 40% in gross and net sales respectively compared to the third quarter of 2018, and an acceleration of the increase of 36% and 28% of gross and net sales respectively that Jaguar achieved in the third quarter of 2018 over the second quarter of 2018. Overall, annual gross sales for 2018 are expected to be approximately $5.726 million, and annual Mytesi net sales for 2018 are expected to be approximately $4.0 million.

Compared to the fourth quarter of 2017, Mytesi gross and net sales increased approximately 136% and approximately 123% respectively in the fourth quarter of 2018. Mytesi gross sales are reduced by Medicare, ADAP, 340B chargebacks, returns, and wholesale distribution fees based on historical trends to determine the estimated net sales.

Total Mytesi prescription volume, which is the combination of new prescriptions and refills, as reported by IQVIA, grew 19.8% in October and November of 2018 versus the prior two-month period, and increased 122% over the same two-month period last year.

“While we’re not providing guidance for 2019 at this time, our consistent and encouraging quarter-on-quarter growth indicates the likelihood of meaningfully greater sales this year and, importantly, increasing medically-appropriate utilization of Mytesi in the patient population,” Lisa Conte, Jaguar’s president and chief executive officer, commented. “The policies and processes we’ve established that underpin these results remain in place and are clearly working. Additionally, we are very encouraged by the fact that our results are catching the eye of Wall Street, as exemplified by the initiation of coverage of Jaguar by Dawson James Securities last week.”

The Company will report full financial, operational and pipeline development updates for the fourth quarter of 2018 after the Company’s annual report on Form 10-K for the year ended December 31, 2018 has been filed with the Securities and Exchange Commission. The Company expects to file its Form 10-K in mid-February 2019.

Note Regarding Use of Non-GAAP Measures

Gross sales percentages issued by the Company are based on gross sales figures that represent Mytesi orders placed by wholesalers with Jaguar’s third-party logistics warehouse which generate invoiced sales and cashflow for Napo. Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of Mytesi, salesperson performance, and product growth or declines. The Company believes that the presentation of gross sales provides a closer to real-time useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by the Company’s internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding expected gross and net sales of Mytesi in the fourth quarter of 2018, and the expectation that the Company will file its Form 10-K in mid-February of 2019 for the year ended December 31, 2018. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX

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